EXHIBIT 2.2

SECOND AMENDED AND RESTATED
SERIES LIMITED LIABILITY COMPANY AGREEMENT Mythic Collection, LLC
A Delaware Series Limited Liability Company
April 2, 2020

TABLE OF CONTENTS

1.	Recitals	1
1.1	Headings & Definitions	1

2.	Formation of Company	1
2.1	Name of Company	2
2.2	Principal Place of Business	2
2.3	Registered Office and Registered Agent	2
2.4	Term	2
2.5	Founder Contributions and Compensation	2

3.	Series of the Company	3
3.1	Series Creation	3
3.2	Series Management	3
3.3	Series Membership	4
3.4	Subsidiaries of Series	4
3.5	Series Debt Liability; Books and Records	5

4.	Business Purpose	5
4.1	Business of Company, Its Series, and Their Subsidiaries	5
4.2	Affiliates of the Founder May Provide Services	6

5.	Members’ Names and Addresses; Member Classes	5
5.1	Company and Series Members	5
5.2	Series Member Classes	6

6.	Rights and Duties of Management	6
6.1	Management of the Company and Series	6
6.2	Exclusive Authority of the Series Managers	7
6.3	Authority of the Series Members	8
6.4	Series Manager’s Liability for Certain Acts	9
6.5	Bank Accounts	9
6.6	Indemnity of the Series Managers, Employees and Other Agents	9
6.7	Salaries	10
6.8	Resignation	10
6.9	Removal	10
6.10	Vacancies	11

7.	Rights and Obligations of Members	11
7.1	Limitation of Liability	11
7.2	List of Members	12
7.3	Company Books	12
7.4	Priority and Return of Capital	12
7.5	Liability of a Series Member to the Company	12

8.	Meetings of Members	13
8.1	Meetings	13
8.2	Place of Meetings	13
8.3	Notice of Meetings	13

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8.4	Meetings of All Voting Members	13
8.5	Record Date	13
8.6	Quorum	14
8.7	Manner of Acting	14
8.8	Proxies	14
8.9	Action by Members without a Meeting	14
8.10	Waiver of Notice	15

9.	Contributions to the Company and Capital Accounts	15
9.1	Capital Contributions	15
9.2	Voluntary Additional Capital Contributions	15
9.3	Time of Capital Contributions; Withdrawal Not Permitted	16
9.4	Loans	16
9.5	Company Interests	16
9.6	Voting Units	16
9.7	Series Ownership	17
9.8	Capital Accounts	17

10.	Distributions	17
10.1	Distributable Cash	17
10.2	Distribution Rules	17
10.3	Limitation upon Distributions	18
10.4	No Interest on Capital Contributions	18

11.	Books and Records, Bank Accounts, Tax Matters	18
11.1	Accounting Method	18
11.2	Records, Audits and Reports	18
11.3	Returns and Other Elections	19

12.	Voluntary Transfers; Additional and Substitute Members	19
12.1	Transfers Restricted	19
12.2	Percentage of Limitations or Transfers	20
12.3	Voluntary Withdrawal, Resignation or Disassociation Prohibited	20
12.4	Admission of Additional Series Members	20
12.5	Transfer Prohibited Except as Expressly Authorized Herein	20
12.6	Conditions for Permissible Voluntary Transfer	21
12.7	Substitution	21
12.8	Voluntary Transfer; Right of First Refusal	22

13.	Involuntary Transfer; Disassociation	24
13.1	Disassociation for Cause	24
13.2	Disassociation by Operation of Law	24
13.3	Effect of Disassociation	25
13.4	Sale and Valuation of a Disassociated Member’s Interest	26
13.5	Closing on a Disassociated Members’ Interest	26
13.6	Payment for a Disassociated Member’s Interest	27
13.7	Transfer of Economic Interest; Rights of an Involuntary Transferee	27

14.	Dispute Resolution	28
14.1	Notice of Disputes	28
14.2	Negotiation of Disputes	28
14.3	Mandatory Alternative Dispute Resolution	29

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14.4	Mediation	30
14.5	Arbitration	30
15.	Termination of Series and Company	31
15.1	Dissolution of the Company	31
15.2	Termination of a Series	32
15.3	Winding Up of a Series on Termination of Such Series	32
15.4	Winding Up On Dissolution of the Company	33
15.5	Certificate of Cancellation	33
15.6	Effect of Filing Certificate of Cancellation or Equivalent	33
15.7	Returns of Contributions Nonrecourse to Other Members	33

16.	Miscellaneous Provisions	34
16.1	Notices	34
16.2	Binding Effect	34
16.3	Governing Law	34
16.4	Waiver of Action for Partition	34
16.5	Amendments	33
16.6	Execution of Additional Instruments	35
16.7	Construction	35
16.8	Waivers	35
16.9	Severability	35
16.10	Creditors	36
16.11	Counterparts	36
16.12	Integration	36

17.	Signatures	36

Appendix A: Capital Accounts and Allocations		A-1

Appendix B: Definitions		B-1

Appendix C: List of Series and Underlying Asset(s) of the Series		C-1

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SECOND AMENDED AND RESTATED

SERIES LIMITED LIABILITY COMPANY AGREEMENT

FOR

MYTHIC COLLECTION, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

THIS AMENDED AND RESTATED SERIES LIMITED LIABILITY COMPANY AGREEMENT (Company Agreement) for Mythic Collection, LLC, a Delaware limited liability company (the Company) is effective as of the date executed below, and is the governing document by and between the Company, its Founder (Mythic Markets, Inc., a Delaware corporation), its Series, and the Series Managers and Series Members. This Agreement constitutes the entire agreement between its Founders, its Series, and its Series Managers, the Series Members and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.

1. Recitals

WHEREAS, the parties hereto desire to enter into this Agreement; and

WHEREAS, it is intended by the parties hereto that Underlying Asset(s) or Asset(s) shall be acquired by a Series of the Company and that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the Company will be enforceable against the assets of such Series only, and not against the assets of the Company generally or any other Series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series thereof shall be enforceable against the assets of such Series; and

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.1 Headings & Definitions

The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement, a Series Agreement or any provision hereof.

Capitalized terms in this Agreement (and any associated Series Agreements) are defined in Appendix B hereof.

2. Formation of Company

The Founder has executed and delivered a Certificate of Formation to the Delaware Secretary of State in accordance with and pursuant to the Delaware Limited Liability Company Act, as codified in the Delaware Code, Title 6, Chapter 18 (the Act). Upon execution of this Agreement, without the need for the consent or other action of any Person or members of any Series, the Founder shall be admitted as the sole Member of the Company not associated with any Series.

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The Founder (as the sole Member of the Company) hereby ratifies and approves formation of the Company as a Delaware Series limited liability company under and pursuant to the provisions of the Act and agrees that the rights, duties and liabilities of the Founder, Series Managers and Series Members shall be as provided in the Act, except as otherwise provided herein. The Company shall not acquire assets or incur liabilities or other obligations unless they are acquired or incurred on behalf of a Series and not with respect to the Company generally.

2.1 Name of Company

The name of the Company shall be Mythic Collection, LLC, a Delaware Series limited liability company. The business of the Company may be conducted in compliance with all applicable laws under the Company or its Series’ name, or such assumed name as may be designated by the Founder or a Series Manager.

2.2 Principal Place of Business

The principal place of business of the Company and the Founder is:

Mythic Collection, LLC

c/o Joe Mahavuthivanij

16 Lagoon Court

San Rafael, CA 94903

The Company and its Series may locate its place of business and registered office at any other place as the Founder may from time-to-time deem advisable. The Founder or Series Managers will convey any changes in addresses after inception of the Company by sending correspondence to all affected Persons.

2.3 Registered Office and Registered Agent

The Company shall maintain a registered agent in Delaware at all times during operation of the Company or any Series. The Founder may change the registered office and registered agent of the Company at any time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

2.4 Term

The Company and each of its Series shall have perpetual existence unless the Company is earlier dissolved in accordance with the provisions of this Agreement or the terms of a Series Agreement.

2.5 Founder Contributions and Compensation

The Founder, through its members, has made such Capital Contributions to the Company as necessary for its formation. The Founder does not plan to collect Fees or Distributions from any of the Series on account of its role as the Founder, but it may receive Fees or Distributions to the extent it or an Affiliate acts as a Series Manager as described in a Series Agreement.

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The Founder (except in its capacity as a Series Manager or Series Member) shall not acquire assets for or incur liabilities or other obligations with respect to the Company or any Series unless the Founder (as a Series Manager) shall be deemed admitted as a Member of a newly created Series upon its execution of a counterpart signature page to a Series Agreement.

The Founder may be reimbursed pro rata from each Series for common expenses such as accounting, insurance, office space, asset managers or other employees who administer services to the Series’ on behalf of the Company. Additionally, the Founder may grant Interests in its Series to others who provide services to the Company and/or a Series. The Founder may determine and collect a pro-rata amount from each Series after considering the actual time spent on behalf of each Series, the relative revenue generated by a Series, or any other means the Founder deems fair and reasonable.

3. Series of the Company

In accordance with this Agreement, the Founder may from time to time form such Series of the Company as may be necessary to meet the Company’s business objectives (See Article 4.1).

3.1 Series Creation

Each Series will have the following characteristics:

•	A separate business purpose or investment objective;

•	Series Members who will make Capital Contributions or Non-Capital Contributions the Series to further its separate business objectives (see Article 4.1);

•	Separate rights, powers or duties with respect to management, control, or disposition of Underlying Asset(s) of a Series;

•	Separate obligations or rights to share in Profits and Losses associated with Underlying Asset(s) of a Series.

Each Series Agreement and its exhibits will describe the purpose, Underlying Asset(s), characteristics, capital requirements, and investment strategies for a Series.

3.2 Series Management

Management of each Series will automatically be vested in the Founder (as the Series Manager) or an Affiliate of the Founder (owned or controlled by the Founder or its members), as designated by the Founder in a Series Agreement. The Founder has the exclusive authority to designate itself as the Series Manager or to designate a Series Manager, who may be an Affiliate of the Founder, its members, or a Series Member.

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The Founder may designate a Series Manager to accommodate:

•	The request of a lender to include an additional loan guarantor for an acquisition, refinance or other loan against Underlying Asset(s) of the Series;

•	Active participants who may participate in asset procurement, asset management, fundraising or other needed services on behalf of a Series; or

•	For any other reason that the Founder, in its sole discretion, deems appropriate or beneficial for a Series.

A Series Manager (or its members or Affiliates) may be a manager of one or more Series and may make Capital or Non-Capital Contributions to such Series in exchange for its Membership Interests, management designation, Fees and/or Distributions.

3.3 Series Membership

An Investor who makes Capital Contributions or Non-Capital Contributions to a Series and is accepted by the Series Manager shall become a “Series Member” of that Series, but not of the Company generally, or of any other Series. A Series Member may be a Member of one or more Series. A Series Member may earn Distributions only from the Series to which it is admitted as a Member.

The Founder shall maintain a list of all Series, the respective Series Members, and the Series Managers. Each Series Agreement will each identify all Series Members and the Series Manager. The Founder shall periodically update such lists as necessary to update the information contained therein, including, without limitation, the establishment of additional Series, the admission or Disassociation of Series Members, the respective Series Managers, and all relevant contact information.

3.4 Subsidiaries of Series

The Founder may form single purpose limited liability companies (Subsidiaries) on behalf of a Series as necessary to:

•	Take title to Underlying Asset(s);

•	Borrow money to finance the usually required by a lender;

•	Execute a lease on a Underlying Asset(s) on behalf of a Series (as the lessee);

•	Execute a purchase option on a Underlying Asset(s) (as an optionee).

Where such Subsidiaries are formed, the sole Member of the Subsidiary will be a Series, unless the Series joint ventures with another entity or Person to acquire the Underlying Asset(s). In any case, the Founder or a designated Series Manager shall retain management control of the Subsidiary on behalf of the Series and its Members.

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3.5 Series Debt Liability; Books and Records

No debt, liability or obligation of a Series shall be a debt, liability or obligation of the Company or any other Series. The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a Series shall be enforceable against the assets of such Series or its Subsidiaries only and not against any other assets of the Company generally or any other Series.

The Founder shall cause each Series to maintain separate and distinct records for its Subsidiaries and Property. All assets or liabilities associated with a Series shall be accounted for separately from the other assets or liabilities of the Company, or any other Series.

3.6 Operating Expenses

Operating Expenses are costs and expenses attributable to the activities of the Series (collectively, “Operating Expenses”) including:

•	costs incurred in managing the Underlying Asset, including, but not limited to storage, maintenance and transportation costs (other than transportation costs described in Acquisition Expenses);

•	costs incurred in preparing any reports and accounts of the Series, including any tax filings and any annual audit of the accounts of the Series (if applicable) or costs payable to any third-party registrar or transfer agent and any reports to be filed with the Commission including periodic reports on Forms 1-K, 1-SA and 1-U;

•	any indemnification payments; and

•	any and all insurance premiums or expenses in connection with the Underlying Asset, including insurance required for utilization at and transportation of the Underlying Asset to events under Fan Club Experiences (as described in “Description of the Business – Business of the Company”) (excluding any insurance taken out by a corporate sponsor or individual paying to showcase an asset at an event but including, if obtained, directors and officers insurance of the directors and officers of the Manager or the Series Manager).

4. Business Purpose

4.1 Business of Company, Its Series, and Their Subsidiaries

The business objectives of the Company and each of its Series, and their Subsidiaries shall be:

•	To acquire (by purchase, purchase option or installment contract) collectible assets for purposes of investment, management, operation, and disposition by sale or lease/option to a third-party or to an Affiliate of the Founder or its members.

•	To transact any and all lawful business for which a limited liability company may be formed under the Act in furtherance of the business objectives stated in the preceding paragraph; and

•	To transact all business necessary, appropriate, advisable, convenient or incidental to any of the foregoing provisions.

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The Founder and each Series shall have the power to do any or all of the acts necessary, appropriate, advisable, incidental or convenient to or for the furtherance of the purposes and business described herein and for the protection or benefit of the Company and its Series. The Company and each Series shall have any or all of the powers that may be exercised on behalf of the Company or such Series by any Person in accordance with the Act.

4.2 Affiliates of the Founder May Provide Services

The Founder (or its members), or an Affiliate may provide or participate in Asset-related services for the Series and their Subsidiaries. So long as the rates a Series pays for such services are commensurate with third-party rates, this shall not be considered a conflict of interest, nor will contracts related to such services require the consent of any Person other than the Series Manager.

5. Members’ Names and Addresses; Member Classes

5.1 Company and Series Members

The name and address of the Founder is provided in Article 2.2 hereof. The name of respective Series Members will be provided in Appendices attached to the applicable Series Agreement.

5.2 Series Member Classes

On formation of a Series, the Founder will cause to be drafted a Series Agreement, designating such Member Classes as may be necessary, appropriate, or advantageous for operation of the Series and meeting its specific business objectives. On creation of a Series, the Founder may designate certain Member Classes having preferential rights to compensation or a return of capital over other, subordinate classes. Assignment of Series Member Classes may be based on the amount, character (loan v. equity), or timing of an investor’s Capital Contribution to a Series, as the Founder deems appropriate when forming the Series.

6. Rights and Duties of Management

6.1 Management of the Company and Series

The Founder shall be vested with the authority to act as and on behalf of the Company, and shall have the sole and exclusive authority to appoint an initial Manager for each Series. The business and affairs of a Series shall be vested in the Manager and Members of that Series in accordance with its Series Agreement. In the absence of a Series Manager, the Founder shall be vested with the authority to act as and on behalf of the Series as its Manager. A Series Manager need not be a member of that Series or a member of the Company. Series Managers may receive compensation in the form of Fees and/or Series Membership Interests for which they may receive Distributions.

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The Founder reserves the exclusive authority to enter into selling or other agreements with FINRA registered selling agents or brokers on behalf of the Company or its Series. The Company may such pay finder’s fees or commissions, or issue subordinate interests in a Series to such Persons for introducing or referring Investors who purchase Series Interests. The amount of cash paid by the Company for finder’s fees or commissions paid to such Persons, if any, may reduce the proceeds available for investment in a Series, although Investors so referred will be given full credit for the total amount of their Capital Contributions. However, any right to Distributions granted by the Manager to such Persons as compensation for Investor referrals will come from the Series Manager’s allocation, and will not impact the Distributions or dilute the Percentage Interests of Investors or their Member Class.

6.2 Exclusive Authority of the Series Managers

A Series Manager, if one or more are designated by the Founder, shall be vested with the authority to act as and on behalf of such Series. The Series Manager(s) shall serve until each of its successors are elected by the Members of that Series. Unless otherwise specified in a Series Agreement, the Series Manager for each Series will be Mythic Collection, LLC, a Delaware limited liability company (or its Affiliates).

Without limiting the general authority of a Series Manager provided in Article 6.2 a Series Manager shall have the sole power and authority, on behalf of a Series to:

•	Acquire title or management control of Underlying Asset(s) (by purchase, lease, purchase option, installment contract) from any Person as the Series Manager(s) may determine, whether or not such Person is directly or indirectly affiliated or connected with the Founder or any Series Member;

•	Borrow money for a Series (or their Subsidiaries) from banks, other lending institutions, other Series Members, or the Founder, on such terms as the Series Manager deems appropriate, and in connection therewith, to hypothecate, encumber and grant security Interests in the assets of a Series to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of any Series except by the Series Manager(s), or, to the extent permitted under the Act and this Agreement, by agents or employees associated with a Series or the Series Manager(s) expressly authorized by the Series Manager(s) to contract such debt or incur such liability;

•	Purchase liability and other insurance to protect the property and business or the Company or Series, and/or directors and officers for the assets of a Series, the Series itself, the Series Manager, the Company, or its Founder;

•	Hold, own and/or operate such assets in the name of a Series or its Subsidiary, as appropriate;

•	To joint venture with other companies to accomplish the objectives of the Company or a Series;

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•

Form new, single purpose entities, e.g., limited liability companies, limited partnerships, corporations, or trusts, (Subsidiaries) to take title to or management control of a specific Underlying Asset(s), so long as the Subsidiary is managed by the Founder or an Affiliate;

•

Sell or otherwise dispose of all or substantially all of the assets of a Series as part of a single transaction or plan as long as such disposition is not in violation of or a cause of a default under any other agreement to which such Series may be bound;

•

Execute on behalf of a Series all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of such Series’ property; assignments; bills of sale; leases; and any other instruments or documents necessary, appropriate, convenient, advisable or incidental to the business of such Series;

•	Employ accountants, legal counsel, managing agents or other experts to perform services for the Company with respect to a Series;

•

Pay, collect, compromise, litigate, arbitrate, or otherwise adjust or settle any and all other claims or demands of or against such Series or to hold such proceeds against the payment of contingent liabilities;

•	Enter into any and all other agreements on behalf of the Company with respect to a Series, as appropriate; and

•	Do and perform all other acts as may be necessary, appropriate, convenient, advisable or incidental to the conduct of such Series’ business.

Each Series Manager shall have the exclusive power and authority to bind a Series on any matter described above, and shall be deemed to be authorized by the Series Members to act as an agent of the Company only with respect to such Series.

6.3 Authority of the Series Members

The Series Members shall have the authority to direct, manage and control the business and affairs of their respective Series on such matters, if any, on which they may be entitled to vote as described in a Series Agreement. Such voting rights shall be exercised by the Series Members in accordance with their Percentage Interests in the Series (or their Member Class) as to the management and conduct of that Series only (not generally with respect to the Company or any other Series). Unless otherwise specified in a Series Agreement, an affirmative vote of Series Members holding a Majority of Interests in a Series shall control on all such matters in which they are entitled to vote.

The affirmative vote of a Majority of Interests of all of the Members associated with a Series shall be required for the Company to merge or consolidate with or into, or convert into, another entity, (but not to joint venture). Unless authorized to do so by this Agreement or specifically by its Series Manager, no attorney-in-fact, employee or other agent of the Company or such Series shall have any power or authority to bind the Company or such Series in any way, to pledge the Company’s or a Series’ credit or to render the Company or a Series liable for any purpose.

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6.4 Series Manager’s Liability for Certain Acts

Each Series Manager shall perform its duties in good faith, in a manner it reasonably believes to be in the best interests of the Company and such Series, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Series Manager shall not be liable to the Company, the Series with which it is associated, or to any other Series Member or Series for any loss or damage sustained by such Series or Series Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by the Series Manager.

6.5 Bank Accounts

A Series Manager or the Founder may from time to time open bank accounts in the name of the Company or such Series, or in the name of a Subsidiary, as appropriate, and the Founder and Series Manager shall be the only signatories thereon, unless such Series Manager determines otherwise.

6.6 Indemnity of the Series Managers, Employees and Other Agents

To the fullest extent permitted by applicable law, subject to approval of each Series Manager or the Founder, all officers, directors, shareholders, partners, members, employees, representatives or agents of the Founder or a Series Manager, or their respective affiliates, employees or agents (each, a “Covered Person”) shall be entitled to indemnification from such Series (and the Company generally) for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Founder or such Series and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement and any Series Agreement, except that no Covered Person shall be entitled to be indemnified for any loss, damage or claim incurred by such Covered Person by reason of fraud, deceit, gross negligence, willful misconduct or a wrongful taking with respect to such acts or omissions; provided, however, that any indemnity under this Article 6.6 shall be provided out of and to the extent of the assets of the such Series only, and no other Covered Person or any other Series or the Company or the Founder shall have any liability on account thereof. Such Covered Persons will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our Members and will not be subject to any different standards imposed by our operating agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

To the fullest extent permitted by applicable law, subject to approval of the Founder or a Series Manager, all expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by such Series prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by such Series of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Article 6.6.

The Founder (on behalf of the Company as a whole) or a Series may purchase and maintain insurance, to the extent and in such amounts as its Series Manager(s) and/or the Founder shall deem reasonable, on behalf of Covered Persons and such other Persons as the Founder or Series Manager(s) shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or a Series, or such indemnities in general, regardless of whether a Series would have the power to indemnify such Person against such liability under the provisions of this Agreement or a Series Agreement.

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The Founder (on behalf of the Company as a whole) or a Series may enter into indemnity contracts with Covered Persons and such other Persons as the Founder or a Series Manager shall determine and may, but are not required to, adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Article 6.6 and containing such other procedures regarding indemnification as are appropriate.

6.7 Salaries

Neither the Founder nor any Series Manager is expected to earn a salary. However, salaries, fees or other compensation (such as Distributions on account of its Series Membership Interest) of a Series Manager may be fixed from time to time, as specified in a Series Agreement or other relevant agreement, or subsequently by an affirmative vote of the Series Members holding at least a Majority of Interests of such Series. This provision is expected to accommodate the Series Members’ need to hire a replacement Series Manager (who may not be a Series Member or an Affiliate of the Founder), in the unlikely event that the initial Series Manager is removed or has resigned or is no longer able to serve as the Series Manager and the Founder is unable or unwilling to serve in its stead (see Articles 6.8 and 6.9 below).

6.8 Resignation

Any Series Manager may resign at any time by giving written notice to the Series Members and the Founder. The resignation of a Series Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Series Manager who is also a Member of a Series shall not affect its Series Membership Interests and shall not constitute its withdrawal as a Series Member.

6.9 Removal

At a meeting called expressly for that purpose, a Series Manager may be removed at any time, for Good Cause, by the decision of such Series Members owning more than seventy-five percent (75%) of the Percentage Interests in that Series. Good Cause shall include only the following:

•	Committing any of the acts described in Article 6.4 hereof (including fraud, deceit, gross negligence, willful misconduct or a wrongful taking);

•	A breach of a Series Manager’s duties or authority hereunder;

•	Bad faith;

•	Death or disability wherein the Series Manager (or each of the members of the Manager with authority to Manage the Series) dies or becomes physically, mentally, or legally incapacitated such that it can no longer effectively function as the Series Manager or the dissolution, liquidation or termination of any entity serving as a Series Manager and no other member of the Series Manager is willing or able to effectively perform the Series Manager’s duties;

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•	Disappearance wherein the Series Manager (or each of the its members) fails to return phone calls and/or written correspondence (including email) for more than thirty days (30) without prior notice, or failure to provide the Series Members with new contact information; or

•	Issuance of a legal charging order and/or judgment by any judgment creditor against the Manager’s Interest in Cash Distributions or Fees from the Company.

6.10 Vacancies

A Series Manager’s vacancy shall be filled by:

•	The Founder or its designee, unless the Founder is the Series Manager is the subject of the removal action.

•	In that event the replacement Series Manager will be elected by a vote of a Majority of Interests of such Series Members at either a special meeting or by written consent.

A Series Manager elected to fill a vacancy shall be elected for the un-expired term of its predecessor in office and shall hold office until expiration of such term and until its successor shall be elected and shall qualify or until its, resignation or removal.

7. Rights and Obligations of Members

7.1 Limitation of Liability

7.1.1 Limitation of Liability of the Company

Except as otherwise provided in this Agreement, or the Act, the debts, obligations and liabilities of the Company where such liabilities are incurred in its own name and not with respect to a Series, whether arising in contract, torts or otherwise, shall be solely the debts, obligations and liabilities only of the Company, and no Series, Series Member or Series Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Series Member or Series Manager.

7.1.2 Limitation of Liability of a Series

Except as otherwise provided in its Series Agreement, or the Act, the debts, obligations and liabilities of a Series, where such liabilities are incurred in its own name and not generally with respect to the Company, whether arising in contract, torts or otherwise, shall be solely the debts, obligations and liabilities only of that Series, and neither the Members or Manager of that Series (nor any other Series or its Members or Manager), shall be obligated personally for any such debt, obligation or liability solely by reason of being a Member or Manager of either the Series that is the subject of the liability or another Series of the Company. Each Series Member shall nevertheless be liable for its obligations to make Capital Contributions pursuant to Articles 9.1 and 9.2.

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7.2 List of Members

Upon the written request of any Series Member for any purpose reasonably related to such Member’s Interest in such Series, the Series Manager shall provide to such Member a list showing the names, and Membership Interests of all Series Members. The Series Manager will maintain as confidential all Members’ contact information to the extent provided by the Act and other applicable law.

7.3 Company Books

The Founder shall maintain and preserve, during the existence of such Series, the accounts, books and other relevant Series documents described in Article 11 at the Founder’s place of business. Notwithstanding anything in this Agreement to the contrary, the Founder, in concert with each Series Manager will be responsible for maintaining separate and distinct records for each and every Series, and the assets associated with each Series shall be held and accounted for separately from the other assets of the Company or of any other Series.

Upon reasonable written request stating the reason for the request, a Series Member shall have the right, at a time during ordinary business hours, as reasonably determined by such Series Manager(s), to inspect and copy, at the requesting Series Member’s expense, the books and records for such Series and its Subsidiaries for a business purpose reasonably related to such Series Member’s Interest with respect to such Series. The Series Manager may choose to provide the requested information electronically, at its option.

No Series Member or Series Manager will have the right to inspect and copy the books and records of any other Series of which it is not a Member or a Manager, nor of the Company generally, unless specifically required by the Act.

The Company, Founder, and Series Managers will maintain confidentiality of the Series Members contact information to the extent allowed under the Act.

7.4 Priority and Return of Capital

No Series Member shall have priority over any other Series Member either as to the return of Capital Contributions or as to allocation of Profits, Losses or Distributions; provided that this Article 7.4 shall not apply to loans made to the Company by the Founder, a Series Manager or Series Member with respect to a Series, unless Member Classes specifically having such priority are provided in a Series Agreement.

7.5 Liability of a Series Member to the Company

A Series Member who receives a Distribution from the Company with respect to a Series is liable to the Company with respect to such Series or to others only to the extent provided by the Act and other applicable law.

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8. Meetings of Members

8.1 Meetings

Meetings of Series Members, for any purpose or purposes, may be called by any Series Manager, or by the Series Members holding at least twenty-five percent (25%) of the Percentage Interests of such Series on notice to the Series Manager, but there shall be no requirement that there be an annual meeting.

8.2 Place of Meetings

A Series Manager may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Series Members. If a designation is not made, or if a special meeting is otherwise called, the place of meeting shall be the principal place of business of the Company. Any meeting of Series Members may also take place by teleconferencing as long as a quorum (as defined in Article 8.6 below) participate in the same.

8.3 Notice of Meetings

Except as provided in Article 8.4, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than three (3) nor more than thirty (30) days before the date of the meeting, either personally, by email, or by mail, by or at the direction of a Series Manager or Person calling the meeting, to each Member entitled to vote at such meeting. If email, such notice shall be deemed delivered one (1) business day after being sent, and if mailed, such notice shall be deemed to be delivered two (2) business days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid.

8.4 Meetings of All Voting Members

If all Members of a Series shall meet at any time and place, either within or outside the State of Delaware, or participate in a teleconference meeting, and consent to the holding of a meeting at such time and place or by teleconference, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

8.5 Record Date

Unless otherwise stated in a Series Agreement, for the purpose of determining Series Members entitled to notice of or to vote at any meeting of Series Members or any adjournment thereof, or Series Members entitled to receive payment of any Distribution, or in order to make a determination of Series Members on a specific date for any other purpose, the day immediately prior to the date on which notice of the meeting is mailed or the day immediately prior to the latest date on which the such Distribution will be calculated (i.e., the day before the Distribution is made), as the case may be, shall be the record date for such determination of Series Members. When a determination of Series Members entitled to vote at any meeting of Series Members has been made as provided in this Article 8.5, such determination shall apply to any adjournment thereof.

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8.6 Quorum

Series Members holding at least two-thirds (2/3) of all Percentage Interests of such Series, represented in person or by proxy, shall constitute a quorum at any meeting of Series Members. In the absence of a quorum at any such meeting, Series Members holding a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Series Member of record entitled to vote at the meeting. If a quorum is present or represented at such adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally noticed. The Series Members present at a duly noticed meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Percentage Interests whose absence would cause less than a quorum.

8.7 Manner of Acting

If a quorum is present, the affirmative vote of Series Members holding a Majority Interest in a Series shall be the act of the Series Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act or expressly by this Agreement or a Series Agreement. Only the Series Members of each specific Series may vote or consent upon any matter concerning that Series, and their vote or consent, as the case may be, shall be counted in the determination of whether the matter was approved by the Series Members.

8.8 Proxies

At all meetings of Series Members, a Series Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. A proxy may only be given verbally during a meeting taking place by teleconferencing and shall expire at the termination of said teleconference.

8.9 Action by Members without a Meeting

Action required or permitted to be taken at a meeting of Series Members may be taken without a meeting and without prior notice if consents, whether oral or written, of Series Members are received in writing (by email originating from a Members’ email account, or mail) representing the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members of such Series were present and voted, and all Series Members entitled to vote were notified of the meeting.

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8.10 Waiver of Notice

When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated therein, or the participation in a teleconference meeting, shall be equivalent to the giving of such notice.

9. Contributions to the Company and Capital Accounts

9.1 Capital Contributions

The Founder may raise Capital Contributions for each Series by the sale of Units in each Series via the Company’s Private Placement Memorandum. The Founder will determine the minimum or maximum number of Units to be sold on behalf of a Series, and the minimum investment amount required of an individual Investor in a Series. Each Series Member shall contribute to such Series in the amount set forth in a Series Agreement as its Initial Capital Contribution to the Company with respect to such Series. The Founder will accept or reject the Subscription after making a determination of whether the Investor meets the suitability standards established by the Founder to invest in the Company. Each Series Member’s holdings of Units may but are not required to be evidenced by a certificate or receipt in a form approved by the Founder.

9.2 Voluntary Additional Capital Contributions

No Series Member will be required to make Additional Capital Contributions. If a Series’ funds are insufficient to meet the needs of the Series, the Series Manager shall notify the Series Members of the need for additional capital and the Series Members may be permitted, but not required, to make Additional Capital Contributions to the Series on a pro-rata basis. In the event all Series Members do not make Additional Capital Contributions proportionate to their previous Series Percentage Interests, the Series Manager will recalculate the Percentage Interests of the Series Members after collection of the Additional Capital Contributions by: a) calculating the sum of each Series Member’s initial Capital Contributions plus their Additional Capital Contributions, and b) dividing this amount by the sum of the total Capital Contributions and Additional Capital Contributions of all Series Members. If the Series Members make disproportionate Additional Capital Contributions, the Percentage Interests of the Series Members who made Additional Capital Contributions will be increased and the Percentage Interests of the Series Members who did not make Additional Capital Contributions will be decreased.

In the event the existing Series Members do not voluntarily make Additional Capital Contributions in amounts sufficient to meet a Series’ need; the Series Manager may request that the Founder seek the needed capital from other sources, which may include a loan from the Founder, a Series Manager, a Series Member, another Series (or its Members or Manager), a third-party; or the sale of additional Interests in such Series to new Series Members.

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The Series Members hereby acknowledge and agree that noncontributing Members’ Percentage Interests in a Series may be reduced: a) as a result of Additional Capital Contributions made by contributing Series Members, or b) by the sale of additional Interests to new Series Members, and that the Series Manager or Founder, as applicable, is authorized to take either action on behalf of a Series if additional funds are needed to meet the Series’ business objectives.

9.3 Time of Capital Contributions; Withdrawal Not Permitted

Capital Contributions shall be made by Series Members in full on admission to a Series. No portion of the capital of a Series may be withdrawn until dissolution of a Series or the Company, except as otherwise expressly provided in this Agreement or a Series Agreement.

9.4 Loans

Nothing in this Agreement shall prevent any Series Member from making secured or unsecured loans to a Series or its Subsidiary by agreement approved by such Series Manager, as the case may be.

9.5 Company Interests

Subject to the other provisions of this Agreement or a Series Agreement, each Series Interest shall have the rights, and be subject to the obligations, identical to those of every other Interest of the same Member Class in a Series.

The Founder retains the sole and exclusive right to establish Series, Series Member Classes, the quantity and value of Units in a Series to be sold in exchange for Capital Contributions to each Series as may be necessary to accomplish the objectives of the Series or the Company. The voting rights, if any associated with the Units will be specified in a Series Agreement.

If any non-voting Interests are issued by a Series, the non-voting Interest holders although Series Members, shall be passive, shall not have any power to vote, except as otherwise provided in such Series Agreement or by law, and shall only obtain a purely Economic Interest in the particular Series.

Initial Interest Allocation for Interests Issued by the Company to its Founder:

Mythic Markets, Inc.: 100%

9.6 Voting Units

Subject to the other provisions of this Agreement, each voting Unit in a Series shall have the rights, and be subject to the obligations, identical to those of each other voting Unit of the same Member Class in the Series. The holders of voting Units shall be entitled to one vote for each voting Unit held at all meetings of voting Series Members (and written actions in lieu of meetings), with no right to cumulative voting.

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9.7 Series Ownership

Membership Interests sold by the Company on behalf of a Series may be denominated in Units where one Unit equals an investment of One Thousand Dollars ($1,000), or such other increments or amounts as may be described in the Series Agreement. Each Unit shall have the rights, and be subject to the obligations, identical to those of other Units of the same Member Class within such Series.

9.8 Capital Accounts

See Appendix A for Capital Accounts and Allocations.

10. Distributions

This Article 10 pertains to Cash Distributions made to Series Members only. The Founder of the Company does not expect to receive any Distributions from the Company, and will only share in Distributions in accordance with its membership in a Series, or for management of a Series, in accordance with the Series Agreement for each such Series.

10.1 Distributable Cash

Except as otherwise provided in Article 15 hereof (relating to the dissolution of the Company), any Distribution of the Distributable Cash of a Series during any Fiscal Year shall: (a) be made to the Series Members in proportion to such Series Members’ respective Percentage Interests in a Series, prioritized by Member Class, if applicable, or (b) in any other manner described in an applicable Series Agreement.

10.2 Distribution Rules

All Distributions to Series Members pursuant to Article 10.1 shall made be at such times and in such amounts as shall be determined solely by the Series Manager; provided, however, that the Series Manager shall use its best efforts to cause the Series to distribute to such Series Members an amount of Distributable Cash sufficient to enable the Series Members to pay their federal and state income-tax liabilities attributable to their respective distributive Interests of the taxable income of a Series, as applicable.

All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, Distribution or allocation to Series Members shall be treated as amounts distributed to the Series Members pursuant to this Article 10 for all purposes of this Agreement and the Series Agreements.

A Series Manager is authorized to withhold from Distributions, or with respect to allocations, to the respective Series Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Series Members with respect to which such amounts were withheld.

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10.3 Limitation upon Distributions

Notwithstanding any provision to the contrary contained in this Agreement, a Series shall not make any Distribution to any Person on account of its Interest in the Company with respect to such Series if such Distribution would violate the Act or other applicable law.

The Series Manager may base a determination that a Distribution or return of a Series Member’s Capital Contribution may be made under Article 10.1 in good faith reliance upon a balance sheet and profit and loss statement of such Series represented to be correct by the Person having charge of its books of account or by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of such Series.

10.4 No Interest on Capital Contributions

No Series Member shall be entitled to interest on its Capital Contributions or to return of their Capital Contributions.

11. Books and Records, Bank Accounts, Tax Matters

11.1 Accounting Method

11.2 The Company, for accounting and income tax purposes, shall operate on a Fiscal Year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the Manager. The books and records of the Company will be kept on a GAAP basis in accordance with sound accounting practices to reflect all income and expenses of the Company. Records, Audits and Reports

At the expense of the Company or the relevant Series, each Series Manager shall maintain separate and distinct records and accounts of the operations and expenditures of the Company and each Series during the term of the Company or each such Series, and for seven (7) years thereafter. At a minimum, the Company and each Series shall keep at the principal place of business of the Company the following records:

•	True and full information regarding the status of the business and financial condition of such Series and the Company;

•	Promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year;

•	The current list of the name and last known business, residence or mailing address of each Series Member;

•	A copy of this Agreement, Series Agreements, and the Certificate of Formation of the Company;

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•	True and full information regarding the amount of cash and a description and statement of the Gross Asset Value of any other property or services contributed by each Series Member to the Company with respect to such Series and which each Series Member has agreed to contribute in the future, and the date on which each became a Series Member;

•	Minutes of every meeting held, if any;

•	Any written consents obtained from Series Members for actions taken by such Members without a meeting; and

•	Unless contained in the Certificate of Formation or this Agreement, a writing prepared by each Series Manager setting out the following:

•	The times at which or events on the happening of which any Additional Capital Contributions agreed to be made by each Series Member are to be made; and

•	Any right of a Series Member to receive Distributions that include a return of all or any part of the Series Member’s contributions.

11.3 Returns and Other Elections

The Founder and/or Series Managers, as applicable, shall cause the preparation and timely filing of all tax returns required to be filed by the Company or its Series, pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the respective Series Members within a reasonable time after the end of the Company’s Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Series Managers and/or Founder in its sole discretion.

12. Voluntary Transfers; Additional and Substitute Members

The Founder, as the issuer of Interests in the Company and its Series, shall have the sole and exclusive authority to grant, convey, sell, transfer, hypothecate, disassociate or otherwise dispose of all or a portion of the Series’ Interests without input or vote of the Series Members or Series Managers consistent with the Series Agreement.

Once interests in a Series have been sold, the Series Manager may only affect a change in the Membership Interests of a Series Member by following the procedures described below:

12.1 Transfers Restricted

No Series Member shall voluntarily transfer all or any part of its Economic Interest in a Series, except as provided in this Article 12. In the event a Series Member or a Transferee of a Series Member violates any of the provisions of this Article, such transfer shall be null and void and of no force or effect.

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12.2 Percentage of Limitations or Transfers

Notwithstanding any other provision of this Agreement to the contrary, the Company or a Series Manager shall not be required to recognize any transfer of an Interest in a Series if the transfer, when considered with other transfers of the Interests in a Series made within the period of twelve (12) consecutive calendar months prior thereto, would constitute a sale or exchange of fifty percent (50%) or more of the total Series’ Interest and result in the tax termination of the Company under article 708(b) of the Internal Revenue Code of 1986, as amended.

12.3 Voluntary Withdrawal, Resignation or Disassociation Prohibited

No Series Member may withdraw, resign or voluntarily disassociate from a Series, unless such Series Member complies with the transfer provisions set forth in this Article. The provisions of this Article shall apply to all Voluntary Transfers of a Series Member’s Interests in a Series. Involuntary Transfers are addressed in Article 13.

Unless otherwise approved by a Series Manager, a Series Member who resigns as a Series Member (a “Resigning Member”), regardless of whether such termination was the result of a voluntary act by such Series Member, shall not be entitled to receive any further Distributions from the Company with respect to such Series. Damages for breach of this Article 12.3 shall be monetary damages only (and not specific performance), and such damages may be offset against Distributions by such Series to which the Resigning Member would otherwise be entitled.

12.4 Admission of Additional Series Members

Only the Founder may sell Interests in a Series or admit Series Members. Once the Company closes the offering period for the sale of Interests in a Series, no additional Interests in the Series may be sold, or any Additional Series Members admitted, unless: a) the admission of an Additional Series Member is approved by the Founder. The Founder reserves the exclusive right to sell additional Interests in a Series to new or existing Series Members, and to admit new Series Members whose Interests may be equal or senior to the existing Interests in a Series as necessary to raise needed capital for a Series.

12.5 Transfer Prohibited Except as Expressly Authorized Herein

No Series Member may voluntarily, involuntarily, or by operation of law assign, transfer, sell, pledge, hypothecate, or otherwise dispose of (collectively transfer) all or part of its Interest in the Company or a Series, except as is specifically permitted by this Agreement or a Series Agreement. In no event shall any Voluntary Transfer be made to a trust (including grantor trusts), a partnership, a disregarder entity, or any other Person whose Membership would preclude the Company from continuing to operate under the opt-out provisions of the BBA audit procedures pursuant to section of 6221(b) of the Code. Any Voluntary Transfer made in violation of this Article shall be void and of no legal effect.

Further, in no event shall any Voluntary Transfer be made within one (1) year of the initial sale of the Interests proposed for transfer unless the Transferor provides a letter from an attorney, acceptable to the Series Manager, stating that in the opinion of such attorney, the proposed transfer is exempt from registration under the Securities Act and under all applicable state securities laws or is otherwise compliant with Rule 144 under the Securities Act of 1933. The Series Manager is legally obligated to refuse to honor any transfer made in violation of this provision.

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12.6 Conditions for Permissible Voluntary Transfer

Notwithstanding anything contained in this Agreement or a Series Agreement to the contrary, Series Manager shall,

•	On written request of a Series Member, transfer all or any part of its Interest with respect to a Series to another Series Member or to a transferee that bears one of the following relationships to the transferring Series Member: a spouse, a lineal descendant or a trust created for the exclusive benefit of the transferring Series Member, the transferring Series Member's spouse and/or the transferring Series Member's lineal descendant(s), or an Affiliate as a Substitute Member, or

•	At the request of an IRA custodian or the Series Member, transfer all or any part of a Company or Series interest to the Series Member or another IRA Custodian.

Approval of Substitute Membership shall not be unreasonably withheld on delivery of all requested documents to the Series Manager necessary to accomplish such transfer. However, any subsequent conveyance or transfer of ownership Interests within the Affiliate so that it no longer meets the definition of an Affiliate with respect to the original Series Member, shall make its membership in a Series subject to revocation or Disassociation (per Article 13) by the Series Manager. Unless the Affiliate requests and is approved by the Series Manager as a Substitute Member, an unauthorized Affiliate shall have only the Economic Interest of the former Series Member.

12.7 Substitution

A permitted transfer of any Series Member’s Interest shall only be granted as to that Member’s Economic Interest unless the Series Manager accepts a permitted transferee (Transferee) as a Substitute Member. A permitted Transferee shall become a Substitute Member only on satisfaction of all of the following conditions:

•	Filing of a duly executed and acknowledged written instrument of assignment in a form approved by the Series Manager specifying the Member’s Percentage Interest being assigned and setting forth the intention of the assignor that the permitted assignee succeed to the assignor’s Economic Interest (or the portion thereof) and/or its Interest as a Series Member;

•	Execution, acknowledgment and delivery by the assignor and assignee of any other instruments reasonably required by the Series Manager including an agreement of the permitted assignee to be bound by the provisions of this Agreement and the Series Agreement; and

•	The Series Manager’s approval of the Transferee’s or assignee’s admission to the Series as a Substitute Member and concurrent and complete Disassociation of all of the Membership and Economic Interests of the Transferor with respect to such Series.

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12.8 Voluntary Transfer; Right of First Refusal

•	Notice of Sale. In the event any Series Member (a Selling Member) wishes to sell its Interest a Series, it must first present its offer to sell and proposed price (terms and conditions) in a Notice of Sale submitted in writing to the Series Manager. The Series Manager and/or the Series Members (Purchasing Members) shall have thirty (30) days to elect to purchase the entire Selling Member’s Interest, which shall be offered to each in the order of priority described below:

•	First, the Series Manager (or its members) may elect to purchase the entire Interest proposed for sale on the same terms and conditions as contained in the Notice of Sale, but if they don’t; then

•	Second, all or part of the Series Members may purchase the entire Selling Member’s Interest on the same terms and conditions as contained in the Notice of Sale; the Purchasing Members will be given priority to purchase in the same ratio as their existing Percentage Interest before allowing existing Series Members to purchase disproportionate amounts;

•	Third, if the Series Members elect to purchase less than the entire Interest proposed for sale, the Series Manager (or its members) and/or Founder may combine in any ratio to purchase the remaining Interest, providing the overall purchase is of the entire Selling Member’s Interest and on the same terms and conditions as contained in the Notice of Sale; and

•	Fourth, in the event the Series Members and/or Series Manager or the Founder fail to respond within thirty (30) days of the Selling Member’s Notice of Sale, or if the Series Manager and/or Members expressly elect not to purchase the entire Selling Member’s Interest, the Selling Member shall have the right to sell its Interest to the third-party on the same terms and conditions contained in the original Notice of Sale.

•	Fifth, in the event the Selling Member receives or obtains a bona fide offer from a third-party to purchase all or any portion of its Interest in the Company or a Series, which offer it desires to accept, then prior to accepting such offer, the Selling Member shall give written notice (the Notice of Sale) of such offer to the Series Manager. The Notice of Sale shall set forth the material terms of such offer, including without limitation the identity of the third-party, and the purchase price and terms of payment.

•	Sixth, if the terms are different than the original Notice of Sale offered to the Series Manager, the Selling Member must comply again with the terms of this Article (giving the Series Manager, the Series Members and/or the Founder the first right to purchase its Interest on the same terms and conditions offered by the third-party) with respect to the existing offer and all subsequent third-party offers.

•	If a Series Manager and the Founder approves the sale to the third-party, it must be completed within three (3) months. If the sale to the third-party is not consummated on the terms contained in the approved Notice of Sale within three (3) months following the date of the Notice of Sale, then the Selling Member must seek a renewed approval from the Series Manager and Founder, who may require that the Selling Member again comply with the first right of refusal provisions of this Article.

In any purchase by the Series Members, Series Manager, or Founder as described above, the Series Manager will automatically adjust the Membership Interests of the Purchasing Members and Selling Members to reflect the respective number and class of Units or Interests transferred, and the Series Manager shall update the list of Series Members and their Percentage Interests in the Series Agreement as appropriate to reflect such transfer.

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•	Costs of Conveyance for Voluntary Transfer. In the event that the Series Manager, the Series Members, and/or the Founder elect to purchase as provided this Article, the cost of such transaction, including without limitation, recording fees, escrow fees, if any, and other fees, (excluding attorneys’ fees which shall be the sole expense of the party who retained them) shall be borne by the Selling Member. The Selling Member shall deliver all appropriate documents of transfer for approval by the Series Manager at least three (3) days prior to the closing of such sale for its review and approval. The Series Manager may deduct its costs of sale from the Capital Account of the Transferring Member, unless other reimbursement is received.

•	Indemnification of Parties. From and after the date of such closing, whether the sale is made to the Series Manager, the Series Members, the Founder, or the third-party, the Selling Member shall have no further Interest in the Assets or income of the Series or the Company and, as a condition of the sale, the Person(s) or entities purchasing the Interests shall indemnify and hold harmless the Selling Member from and against any claim, demand, loss, liability, damage or expense, including without limitation, attorney’s fees arising from the subsequent operation of the Company or Series, and the Selling Member shall indemnify and hold harmless the Purchasing Members from and against any claim, demand, loss, liability, damage or expense, including without limitation, attorney’s fees arising from the subsequent operation of the Company or Series.

•	Indemnification by Transferring Member. Any Member that Transfers all or any portion of its Membership Interest shall in each case as Indemnitor indemnify, defend, and hold harmless the Company and each other Member as Indemnitees to the fullest extent permitted by applicable law against all Losses of those Indemnitees caused by, resulting from, or arising out of (i) any failure by the Indemnitor to comply with any federal, state, local, or foreign securities, antitrust, or other laws or regulations applicable to such transfer (including those relating to payment of transfer taxes), (ii) any breach, default, or violation of any existing financing or future financing caused by or attributable to such transfer, or (iii) any federal or state income or other tax obligations attributable to such transferring Member (whether due to non-payment of taxes by the Member, deficiency determined upon audit or others) or to such Transfer.

•	Rights and Interests of Voluntary Transferee; Adjustment of Voting Rights. If a Series Member transfers its Interest to a third-party Transferee pursuant to this Article, such Transferee shall only succeed to the Series Member’s Economic Interest unless and until it complies with the provisions of Article 12.4 and is approved by the Series Manager as a Substitute Member. Until such time, if ever, that the third-party Transferee becomes a Substitute Member, the voting Interests of the Remaining Members (i.e., all Members, other than the Selling Member) will be increased proportionate with their Percentage Interests in the Series as if they had purchased the Selling Member’s Interest.

The obligations, rights and Interests of the Selling, purchasing, and any Substitute Members shall inure to and be binding upon the heirs, successors and permitted assignees of such Transferee subject to the restrictions of this Article. A third-party Transferee shall have no right of action against the Company, a Series (its Manager or Members), or the Founder for not being accepted as a Substitute Member.

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13. Involuntary Transfer; Disassociation

13.1 Disassociation for Cause

A Series Member may be disassociated (i.e., expelled) from the Series: a) pursuant to a judicial determination, or b) on application by the Series Manager, another Member of the same Series, or c) the Founder, for Cause (defined in the bullets below); upon a written finding by the Series Manager or applicable judicial body that such Series Member:

•	Engaged in wrongful conduct that adversely and materially affected the business of a Series and/or the Company;

•	Willfully or persistently committed a material breach of this Agreement;

•	Engaged in conduct relating to the Series’ business, which makes it not reasonably practicable to carry on the business with the Series Member; or

•	Engaged in willful misconduct related to its Membership in the Series.

13.2 Disassociation by Operation of Law

Additionally, a Series Member may be disassociated by operation of law, affected solely by action of the Series Manager or Founder, upon the occurrence of any of the following triggering events:

•	Upon Voluntary or Involuntary Transfer of all or part of a Member's Economic Interest with respect to a Series;

•	Dissolution, suspension, or failure to maintain the legal operating status of a corporation, partnership or limited liability company that is a Member of a Series; or

•	Any Series Member who meets the definition of a "covered person" and becomes subject to a "disqualifying event" at any time during operation of the Company (as those terms are defined in Regulation D, Rule 506(d)) may automatically, by action of the Founder: a) be disassociated, or b) be stripped of its voting rights, if any, as appropriate and necessary to preserve the Company's securities exemption under Regulation D, Rule 506.

•	In the case of a Series Member that is a legal entity, the Member's:

•	Becoming a debtor in Bankruptcy;

•	Executing an assignment of all or substantially all of its Economic Interest for the benefit of creditors;

•	The appointment of a trustee, receiver, or liquidator of the Member or of all or substantially all of the Member's property including its Interest in the Company pursuant to an action related to the Member’s insolvency; or

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•	In the case of a Member who is an individual:

•	The Member's death;

•	Becoming a debtor in Bankruptcy;

•	The appointment of a guardian or conservator of the property of the Member; or

•	A judicial determination of incapacity or other such determination indicating that the Member has become incapable of performing its duties under this Agreement or the Series Agreement;

•	In the case of a Member that is a trust or trustee of a trust, distribution of the trust's entire rights to receive Distributions from a Series, but not merely by reason of the substitution of a successor trustee;

•	In the case of a Member that is an estate or personal representative of an estate, distribution of the estate's entire rights to receive Distributions from a Series, but not merely the substitution of a successor personal representative; or

•	Termination of the existence of a Member if the Member is not an individual, estate, or trust, other than a business trust.

13.3 Effect of Disassociation

Immediately on mailing of a notice of Disassociation sent by the Series Manager to a Series Member’s last known address, unless the reason for Disassociation can be and is cured within sixty (60) days, a Person will cease to be a Member of the Series and shall henceforth be known as a Disassociated Member. Any successor in Interest who succeeds to a Series Member’s Interest by operation of law (per Article 13.2) shall henceforth be known as an Involuntary Transferee.

Subsequently, the Disassociated Member’s right to vote or participate in management decisions will be automatically terminated. A Disassociated Member (or its legal successor) will continue to receive only the Disassociated Member’s Economic Interest in the Series, unless the Disassociated Member/Involuntary Transferee elects to sell its Interest following the procedures described in Article 12.8; and/or a Voluntary or Involuntary Transferee seeks admission and is approved by the Series Manager as a Substitute Member (per Article 12.7).

Until such time, if ever, that the Series Manager approves the transfer of the entire Disassociated Member’s Interest to the Purchasing Members or a Substitute Member, the voting Interests of the Remaining Members will be proportionately increased as necessary to absorb the Disassociated Member’s voting Interests.

If a Member objects to Disassociation, they will be bound to resolve the dispute in accordance with the Internal Dispute Resolution Procedure described in Article 14, unless the reason for the Disassociation can be resolved within sixty (60) days to the satisfaction of the Series Manager, in which case their full Membership Interest will be reinstated. If there is no Involuntary Transferee, and no third-party buyer is found and the Series Manager or Remaining Members do not wish to purchase the Disassociated Member’s Interest, the Disassociated Member will only be entitled to receive its Economic Interest (no voting rights), indefinitely, until such time as the Company or such Series is dissolved.

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13.4 Sale and Valuation of a Disassociated Member’s Interest

If no outside buyers can be found and the Disassociated Member still desires to sell its Interest, which the Remaining Members and/or Series Manager or Founder (Purchasing Members) wish to purchase, the buyout price for the Disassociated Member’s Interest may be determined using one of the following methods:

•	Negotiated Price: If the Purchasing Members or legal representative of the Disassociated Member can agree on a negotiated price for the Interest, then that price will be used; if not,

•	Estimated Market Value within 12 Months: The Series Manager may annually determine the Estimated Market Value of the Company and/or its Series and report it to the Series Members. An Estimated Market Value calculated by the Series Manager in any commercially accepted manner within the last twelve (12) months shall conclusively be used to determine the value of a Disassociated Member’s Interest. The purchase price of shall be the product of the Disassociated Member’s Percentage Interest in a Series and the Estimated Market Value of the Series adjusted for the Member Class, if applicable.

•	Appraisal Method: If both of the above methods fail, the price for a Disassociated Member’s Interest shall be determined by appraisal of the Disassociated Member’s Interests by one or more independent, certified commercial business appraisers currently operating in the business of the Underlying Asset(s), as follows:

•	The Disassociated Member shall hire and pay the first appraiser, who shall provide an Estimated Market Value for the Series. If acceptable to the parties, this Estimated Market Value will be used to calculate the value of the Disassociated Member’s Interest.

•	If the first appraiser’s valuation is unacceptable, the Purchasing Members may hire their own appraiser and the average of the two appraisals (if within twenty percent (20%)) may be used to determine the value of the Series on which the purchase price will be based. If the two appraisals differ by more than twenty percent (20%) and the parties still cannot agree on the value, then,

•	A third appraisal may be obtained (at the option of either party), the cost of which will be split between the Purchasing Members and the Disassociated Member. The average of the two appraisals closest in value will be conclusively used to establish the Estimated Market Value of the Series on which the value of the Interest will be based.

13.5 Closing on a Disassociated Members’ Interest

Unless other terms have been agreed between the Disassociated and Purchasing Members, the following terms shall apply to closing of a Disassociated Member’s Interest. After determining value (per Article 12.8 or 13.4 above), the Purchasing Members shall give written notice fixing the time and date for the closing. The closing shall be conducted at the principal office of the Company or other agreed location on the date not less than thirty (30) days nor more than sixty (60) days after the date of such notice, or in the event of Bankruptcy, any request for an extension by any Bankruptcy Court having jurisdiction.

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13.6 Payment for a Disassociated Member’s Interest

At closing, the Purchasing Members shall pay to the Disassociated Member by certified or bank check an amount equal to the determined value of the Disassociated Member’s Interest, or, if such value shall be determined to be zero or another amount pursuant to an agreement of the Members, shall deliver an executed copy of such agreement or a copy of such appraisal report(s), or a memorandum of the negotiated value (per Article 12.8 above) as applicable.

Notwithstanding the foregoing, at the option of the Purchasing Members, the purchase price may be paid by the delivery of its promissory note in the principal amount of the purchase price, bearing interest at eight percent (8%), repayable early without penalty, in eight (8) equal quarterly installments, or other agreement between the parties. Simultaneously therewith the Disassociated Member shall execute, acknowledge and deliver to the Purchasing Members such instruments of conveyance, assignment and releases as shall be necessary or reasonably desirable to convey all of the right, title and Interest of the Member and the Assets thereof.

Because of the unique and distinct nature of an Interest in a Series of the Company, it is agreed that the Purchasing Members’ damages would not be readily ascertainable if they elect to purchase the Disassociated Member’s Interest as aforesaid and the conveyance thereof were not consummated, and, therefore, in such case the Purchasing Members shall be entitled to the remedy of specific performance in addition to any other remedies that may be available to them in law or in equity.

13.7 Transfer of Economic Interest; Rights of an Involuntary Transferee

If the Purchasing Members do not elect to purchase the Interest of a Disassociated Member as provided in Articles 13.4 through 13.6, or if by operation of law the Economic Interest of the Disassociated Member transfers to an Involuntary Transferee, the Series Manager shall hereby be granted power of attorney by the Disassociated Member to execute such documents as may be necessary and requisite to evidence and cause the transfer only of the Disassociated Member’s Economic Interest to the Involuntary Transferee, as applicable and appropriate for the circumstances.

An Involuntary Transferee shall not be deemed a Series Member until such time if ever, that they seek admission and are approved as a Substitute Member(s) of a Series. Until then, they shall only succeed to the Economic Interest of the Disassociated Member, including the right to any Distributions and a return of the Disassociated Member’s Unreturned Capital Contributions, if applicable, which shall be distributed only if and when such Distributions or return of Capital Contributions shall become due per the terms of the applicable Series Agreement. Any Distributions that may be due a Disassociated Member shall be held in trust by the Series Manager and no Distributions shall be made to an Involuntary Transferee until it produces and executes such documentation as the Series Manager deems necessary to evidence the Transfer of the Disassociated Member’s Economic Interest, and to indemnify the Company, the Series Manager or Members for any liability related to making Distributions directly to the holder of the Economic Interest.

Any further assignment of the Disassociated Member’s Economic or Membership Interest, or any request of an Involuntary Transferee to succeed to the Disassociated Member’s full Membership Interest (i.e., to become a Substituted Member in a Series of the Company), shall be subject to approval of the Series Manager.

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14. Dispute Resolution

The dispute resolution process provisions do not apply to claims under the federal securities laws. By agreeing to the dispute resolution process, including mandatory arbitration, investors will not be deemed to have waived the Company’s or Series’ compliance with the federal securities laws and the rules and regulations thereunder. Further, the waiver of jury trial provision does not apply to claims under the federal securities laws.

Because the nature of the Company and its Series is to generate Profits that it can share with its Series Members, it is imperative that one Series Member’s dispute with the Company, a Series Manager and/or other Series Members is not allowed to diminish the Profits available to other Series Members or resources necessary to operate the Company or assets of such Series. Litigation could require diversion of Company or Series Profits to pay attorney’s fees or could tie up Company funds necessary for operation of the Company or the affected Series, its Subsidiary or its assets, impacting the profitability of the investment for all such Series Members. The only way to prevent such needless expense is to have a comprehensive Internal Dispute Resolution Procedure (Procedure) in place, to which each of the Series Members have specifically agreed in advance of membership in the Company or in a Series. The Procedure described below requires an aggrieved party to take a series of steps designed to amicably resolve a dispute on terms that will preserve the interests of the Company or Series, and the other non-disputing Series Members, before invoking a costly remedy, such as arbitration.

In the event of a dispute, claim, question, or disagreement between Series Members or between a Series Manager or the Founder and/or one or more Series Members arising from or relating to this Agreement, the Series Agreement, the breach thereof, or any associated transaction, or to interpret or enforce any rights or duties under the Act (hereinafter Dispute), all Series Managers and Series Members hereby agree to resolve such Dispute by strictly adhering to the Procedure provided below. The following Procedure has been adapted for purposes of this Agreement from guidelines and rules published by the American Arbitration Association (AAA):

14.1 Notice of Disputes

Written notice of a Dispute must be sent to the Series Manager or Series Member by the aggrieved party as described in the notice requirements of Article 16.1 below.

14.2 Negotiation of Disputes

The parties hereto shall use their best efforts to settle any Dispute through negotiation before resorting to any other means of resolution. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual Interests, attempt to reach a just and equitable solution satisfactory to all parties. If, within a period of sixty (60) days after written notice of such Dispute has been served by either party on the other, the parties have not reached a negotiated solution, then upon further notice by either party, the Dispute shall be submitted to mediation administered by the AAA in accordance with the provisions of its Commercial Mediation Rules. The onus is on the complaining party to initiate each next step in this Procedure as provided below.

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14.3 Mandatory Alternative Dispute Resolution

On failure of negotiation provided above; mediation, and as a last resort, binding arbitration shall be used to ultimately settle the Dispute. The following provisions of this Article 14 shall apply to any subsequent mediation or arbitration.

Exception: On unanimous consent of all parties to a Dispute, the disputing party may initiate a small claims action or litigation in lieu of mandatory mediation and arbitration provided the parties shall further unanimously determine jurisdiction and venue. In any small claims action or litigation, the local rules of court shall apply in lieu of the remaining provisions of this Article.

•	Preliminary Relief. Any party to the Dispute may seek preliminary relief at any time after negotiation has failed, but prior to arbitration, in accordance with the Optional Rules for Emergency Measures of Protection of the AAA Commercial Arbitration Rules and Mediation Procedures. The AAA case manager may appoint an arbitrator who will hear only the preliminary relief issues without going through the arbitrator selection process described in Article 14.5.1.

•	Consolidation. Identical or sufficiently similar Disputes presented by more than one Series Member may, at the option of the Series Manager or Founder, be consolidated into a single Procedure.

•	Location of Mediation or Arbitration. Any mediation or arbitration shall be in State of Delaware and each party to such mediation or arbitration must attend in person.

•	Attorney’s Fees and Costs. Each party shall bear its own costs and expenses (including their own attorney’s fees) and an equal share of the mediator or arbitrators’ fees and any administrative fees, regardless of the outcome; however, if a Series Manager or the Founder is a party, their legal fees shall be paid by the Series (per the indemnification provision described in Article 6.6).

Exception: A Series may reimburse a Series Member for attorney’s fees and costs in any legal action against the Series Manager or the Company in which the Series Member is awarded such fees and costs as part of a legal action.

•	Maximum Award. The maximum amount a party may seek during mediation or be awarded by an arbitrator is the amount equal to the party’s Unreturned Capital Contributions and any Cash Distributions or Interest to which the party may be entitled. An arbitrator will have no authority to award punitive or other damages.

•	AAA Commercial Mediation or Arbitration Rules. Any Dispute submitted for mediation or arbitration shall be subject to the AAA’s Commercial Mediation or Arbitration Rules. If there is a conflict between the Rules and this Article, the Article shall be controlling.

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14.4 Mediation

Any Dispute that cannot be settled through negotiation as described in Article 14.2, may proceed to mediation. The parties shall try in good faith to settle the Dispute by mediation, which each of the parties to the Dispute must attend in person, before resorting to arbitration. If, after no less than three (3) face-to-face mediation sessions, mediation proves unsuccessful at resolving the Dispute, the parties may then, and only then, resort to binding arbitration as described in Article 14.5.

•	Selection of Mediator. The complaining party shall submit a Request for Mediation to the AAA. The AAA will appoint a qualified mediator to serve on the case. The preferred mediator shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be a C.P.A., or if no such person is available, shall be generally familiar with the subject matter involved in the Dispute. If the parties are unable to agree on the mediator within thirty (30) days of the Request for Mediation, the AAA case manager will make an appointment.

If the initial mediation(s) does not completely resolve the Dispute, any party may request a different mediator for subsequent mediation(s) by serving notice of the request to the other party(ies) for approval, and subject to qualification per the requirements stated above.

14.5 Arbitration

Any Dispute that remains unresolved after good faith negotiation and three (3) failed mediation sessions shall be settled by binding arbitration. Judgment on the award rendered by the arbitrator(s) shall be final and may be entered in any court having jurisdiction thereof.

14.5.1 Selection of Arbitrator.

Prior to arbitration, the complaining party shall cause the appointment of an AAA case manager by filing of a claim with the AAA along with the appropriate filing fee, and serving it on the defending party. The AAA case manager shall provide each party with a list of proposed arbitrators who meet the qualifications described below, or if no such person is available, who are generally familiar with the subject matter involved in the Dispute. Each side will have fourteen (14) days to strike any unacceptable names, number the remaining names in order of preference, and return the list to the AAA. The case manager shall then invite persons to serve from the names remaining on the list, in the designated order of mutual preference. Should this selection procedure fail for any reason, the AAA case manager shall appoint an arbitrator as provided in the applicable AAA Commercial Arbitration Rules.

14.5.2 Qualifications of Arbitrator.

The selected or appointed arbitrator shall be selected from available candidates in Delaware and shall have specialized knowledge of securities law, unless the Dispute pertains to financial accounting issues, in which case the arbitrator shall be a C.P.A. Further, the selected arbitrator must agree to sign a certification stating that they have read all of the documents relevant to the Member’s subscription to the Series, including the Private Placement Memorandum, the Agreement, the subject Series Agreement, and the Subscription Booklet in their entirety, including and any relevant Appendices or Exhibits.

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14.5.3 Limited Discovery.

Discovery shall be limited to only those documents pertaining to the Member’s Subscription to the Series (and any relevant Appendices or Exhibits), the Subscription Booklet, any written correspondence between the parties, and any other documents specifically requested by the Arbitrator as necessary to facilitate his/her understanding of the Dispute. The parties may produce witnesses for live testimony at the arbitration hearing at their own expense. A list of all such witnesses and complete copies of any documents to be submitted to the arbitrator shall be served on the arbitrator and all other parties within forty-five (45) days of the arbitration hearing, at the submitting party’s expense.

14.5.4 Findings of Arbitrator

If, in any action against a Series Manager, the Company, or the Founder, the selected or appointed arbitrator, or judge (if applicable) makes a specific finding that the Series Manager, Founder or Company has violated Securities laws, or has otherwise engaged in any of the actions described in Article 6.4 for which the Series Manager or Company will not be indemnified, the Series Manager, Founder, or Company must bear the cost of its own legal defense. In such case, the Series Manager must reimburse the Company for any such costs previously paid by the Company. Until the Company has been fully reimbursed, the Series Manager will not be entitled to receive any fees or Distributions it may otherwise be due.

15. Termination of Series and Company

15.1 Dissolution of the Company

The Company shall be dissolved upon the occurrence of either of the following events:

•	By sale of all or substantially of the Series’ Underlying Asset(s) and dissolution of all Subsidiaries;

•	By the unanimous written agreement of all Series Managers and the Founder; or

•	Upon the entry of decree of judicial dissolution.

The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Series Manager or Series Member or the occurrence of any event that terminates the continued membership of any Series Member in a Series shall not in and of itself cause the dissolution of the Company.

If a Series Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage its person or property. The Series Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Series Member’s rights for the purpose of settling the Member’s estate or administering its property. If a Series Member is an entity and is dissolved or terminated, the powers of that Series Member may be exercised by its legal representative or successor.

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15.2 Termination of a Series

A Series shall be terminated upon the occurrence of any of the following events:

•	Upon dissolution of the Company;

•	On sale or disposition of all of the Underlying Asset(s) and dissolution of its Subsidiaries; or

•	At the time in which there are no Series Members in a Series;

•	Upon the entry of a decree of judicial termination.

Other than in connection with a transfer of Membership Interests in accordance with this Agreement, a Series Member shall not take any voluntary action (including, without limitation, resignation) that directly causes it to cease to be a Series Member.

The termination and winding up of a Series shall not cause the dissolution of the Company (even if there are no remaining Series so long as the Founder is still a Member); nor shall it cause the termination of any other Series. The termination of a Series shall not affect the limitation on liabilities of such Series or any other Series formed by the Founder as provided in this Agreement and consistent with the Act.

15.3 Liquidation and Winding Up of a Series on Termination of Such Series

Upon the occurrence of any such event, the Manager (or a liquidator selected by the Manager) is charged with winding up the affairs of the Series of Interests or the Company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series of Interests or the Company as a whole, as applicable, the Underlying Assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third party creditors, (ii) second, to any creditors that are the Manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation), and thereafter, (iii) to the Interest Holders of the relevant Series of Interests, allocated pro rata based on the number of Interests held by each Interest Holder (which may include the Manager, any of its affiliates and the Asset Seller and which distribution within a Series will be made consistent with any preferences which exist within such Series).

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The Founder, Series Managers and Series Members, as applicable, shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company with respect to such Series and the final disposition of its assets.

15.4 Winding Up On Dissolution of the Company

Upon the dissolution of the Company pursuant to Article 15.1, the Company shall be wound up by winding up each Series in the manner contemplated by Article 15.3, except that, for purposes of Article 15.3, paragraph 3, the separate Capital Accounts of each Member associated with more than one Series shall be combined into a single Capital Account of such Member.

15.5 Certificate of Cancellation

If a dissolution of the Company occurs and all debts, liabilities and obligations of the Company, whether or not associated with any Series, have been satisfied (whether by payment or reasonable provision for payment) and all of the remaining property and assets of the Company, whether or not associated with any Series, have been distributed, a certificate of cancellation as required by the Act shall be jointly executed and filed by the members of the Company, as authorized persons, within the meaning of the Act, with the Delaware Secretary of State.

15.6 Effect of Filing Certificate of Cancellation or Equivalent

Upon the filing of a certificate of cancellation or equivalent with the Delaware Secretary of State, pursuant to Article 15.5, the existence of the Company shall cease.

15.7 Returns of Contributions Nonrecourse to Other Members

Except as otherwise provided by applicable laws, upon termination of a Series, the Series Member shall look solely to the assets of such Series for the return of their Capital Contributions to such Series, and if the assets of such Series remaining after payment of or due provision for the debts and liabilities of the Company with respect to such Series are insufficient to return such Capital Contributions, such Series Members shall have no recourse against any other Series, the Company or any other Series Member, except as otherwise provided by law.

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16. Miscellaneous Provisions

16.1 Notices

All notices provided for by this Agreement shall be made in writing and deemed received (i) twenty-four (24) hours after emailing to the party entitled thereto, or (ii) on the mailing of the notice in the U.S. mail at the last known address of the party entitled thereto, certified mail, return receipt requested.

16.2 Binding Effect

This Agreement and the Series Agreements are binding upon and inure to the benefit of the Series Members, and, to the extent permitted by this Agreement, their respective legal representatives, successors and assigns.

16.3 Governing Law

This Agreement, Series Agreements, and the rights of the parties hereunder, shall be construed pursuant to the laws of the State of Delaware (without regard to conflict of laws principles).

16.4 Waiver of Action for Partition

Each Member irrevocably waives during the term of the Company and any Series for which it is a Member, any right that it may have to maintain any action for partition with respect to the property of the Company or any Series.

16.5 Amendments

This Agreement may not be amended except in writing except by unanimous consent of all Series Managers. A Series Agreement may only be modified by an affirmative vote of Series Members holding a Majority of Interests in the affected Series.

However, notwithstanding anything to the contrary herein, the Founder may amend this Agreement, a Series Agreement, or a Subsidiary Company Agreement in a manner not materially inconsistent with the principles set forth in this Agreement, without the approval or vote of the Series Members, including without limitation:

•	To issue non-substantive amendment to this Agreement or a Series Agreement to correct minor technical errors;

•	To accommodate a lender’s request with respect to a Series Agreement or a Subsidiary Company Agreement;

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•	To cure any ambiguity or to correct or supplement any provision therein which may be inconsistent with any other provision therein or in any associated document, or to add any other provisions with respect to matters or questions arising under this Agreement which will not be materially inconsistent with the provisions of this Agreement; and

•	To take such steps as the Founder or a Series Manager deems advisable to preserve the tax status of the Company or a Series or to otherwise specify the tax status of a Series or the Company;

•	To delete or add any provisions to this Agreement, a Series Agreement, or a Subsidiary Company Agreement as requested by the Securities and Exchange Commission, state securities officials which is deemed by such regulatory agency or official to be for the benefit or protection Company, its Members or the Series Members; or

•	To make amendments similar to the foregoing so long as such action shall not materially and adversely affect the Interests or returns to the Series Members.

16.6 Execution of Additional Instruments

Each Series Member hereby agrees to execute such other and further statements of Interest and holdings, designations and other instruments necessary to comply with any laws, rules or regulations, or reasonable requests of the Company, the Founder, or a Series Manager.

16.7 Construction

Whenever the singular number is used in this Agreement or a Series Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16.8 Waivers

The failure of any party hereto to seek redress for default of or to insist upon the strict performance of any covenant or condition of this Agreement or a Series Agreement shall not prevent a subsequent act, which would have originally constituted a default, from having the effect of an original default.

16.9 Severability

Every provision of this Agreement and the Series Agreements are intended to be severable. If any phrase, sentence, paragraph, or provision of this Agreement or a Series Agreement or its application thereof to any Person or circumstance is unenforceable, invalid, the affected phrase, sentence, paragraph, or provision shall be limited, construed, and applied in a manner that is valid and enforceable. If the conflict was with a non-waivable provision of the Act, phrase, sentence, paragraph, or provision, it shall be modified to conform to the Act. In any event, the remaining provisions of this Agreement, the Series Agreement, or Subsidiary Agreement shall be given their full effect without the invalid provision or application. If any term or provision hereof is illegal or invalid for any reason whatsoever, such legality or invalidity shall not affect the validity or legality of the remainder of this Agreement, the Series Agreement or the Subsidiary Agreement.

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16.10 Creditors

None of the provisions of this Agreement or a Series Agreement shall be for the benefit of or enforceable by any creditors of (i) the Company, (ii) any Series of the Company, (iii) any Series Member, or (iv) any Series Manager, or (v) the Founder.

16.11 Counterparts

This Agreement and any associated Series Agreements may be signed in multiple counterparts, all of which should be deemed an original and shall constitute one instrument.

16.12 Integration

This Series Limited Liability Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

17. Signatures

IN WITNESS WHEREOF, the parties hereto, whose names and contact information follows, have caused their signatures or the signatures of their duly authorized representatives and seals to be set forth below as of the day and year first above written.

Dated: April 2, 2020 By: Mythic Collection, LLC

A Delaware Series Limited liability company

By: Its Manager,

Mythic Markets, Inc.,

A Delaware Corporation

/s/ Joe Mahavuthivanij

By: Its CEO,

Joe Mahavuthivanij

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Appendix A: Capital Accounts and Allocations

1. Capital Accounts

An individual Capital Account shall be maintained solely for the convenience of the Manager. Since the Company is treated as a corporation for U.S. federal and state tax purposes, the earnings and profits of the corporation are paid solely in conjunction with the Member’s Interests, and Capital Accounts do not serve a purpose for U.S. federal or state tax purposes.

2. Division of Profits and Losses for Income Tax Purposes

As an entity electing to be treated as a corporation for U.S. federal and state tax purposes, the Company will be responsible for accounting for its profit and loss in accordance with U.S. tax law prior to the distribution of cash.

3. Treatment of Distributions of Cash for Tax Purposes

3.1 Distributions of Cash

In the event that the Company generates Distributable Cash from Capital Transactions, the Company will make Cash Distributions to the Members as described in Article 4 of the Agreement.

3.2 In-Kind Distribution

Except as otherwise expressly provided herein, without the prior approval of the Manager, Assets of the Company, other than cash, shall not be distributed in-kind to the Members. If any Assets of the Company are distributed to the Members in-kind for purposes of this Agreement, such Assets shall be valued on the basis of the Gross Asset Value thereof (without taking into account section 7701(g) of the Code) on the date of Distribution; and any Member entitled to any Interest in such Assets shall receive such Interest as a tenant-in-common with the other Member(s) so entitled with an undivided Interest in such Assets in the amount and to the extent provided for in Articles 4 and 2.2 of the Agreement.

Upon such Distribution, the earnings and profits of the Company shall be adjusted for any gain or loss pursuant to section 311(b) of the Code.

3.3 Prohibited Distribution; Duty to Return

A Distribution to any Member may not be made if it would cause the Company’s total liabilities to exceed the fair value of the Company’s total Assets. A Member receiving a Distribution in violation of this provision is required to return it, if the Member had knowledge of the violation.

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4. Other Tax Matters

4.1 Company Tax Returns and Payment

The Manager shall use its best efforts to cause the Company’s tax return to be prepared prior to March 1 of each year. As an entity electing to be treated as a Corporation, the Company will be required to account for items of profit and loss on its own account and remit corporate tax due resulting from such calculation. This corporate tax will be viewed as an expense of the Company which will reduce Distributable Cash.

5. Tax Matters Related to Foreign Investors

5.1 Non-U.S. Investors

The discussion below is applicable solely to Non-U.S. Persons investing directly with the Company.

The Company will be required to withhold U.S. Federal income tax at the rate of up to thirty percent (30%), or lower treaty rate, if applicable on payments of fixed, determinable and periodic income to shareholders and debt obligation holders (including but not limited to dividends, interest, rents, royalties, etc.) to a Non-U.S. Person. Documentation is required by the Manager before the Company can apply a lower tax treaty rate.

The Company is authorized to withhold and pay over any such withholding taxes and treat such withholding as a payment to the Non-U.S. Person if the withholding was required. Such payment will be treated as a Distribution to the extent that the Non-U.S. Person is then entitled to receive a Distribution. To the extent that the aggregate of such payments to a Non-U.S. Person for any period exceeds the Distributions to which they are entitled for such period, the Company will notify the Non-U.S. Person as to the amount of such excess and the amount of such excess will be treated as a loan by the Company to the Non-U.S. Person. If a Non-U.S. Person owns a Membership Interest directly on the date of death, its estate could be further subject to U.S. estate tax with respect to such Interest.

It is intended that the holders of the Company’s debt obligations will qualify for the portfolio interest exemption contained in section 871(h) of the Code so long as their voting interest in the Company is less than 10 percent.

5.2 Foreign Person Withholding

The Company shall comply with all reporting and withholding requirements imposed with respect to Non-U.S. Persons, as defined in the Code, and any Member that is a Non-U.S. Person shall be obligated to contribute to the Company any funds necessary to enable the Company (to the extent not available out of such Member’s share of Distributable Cash or Net Proceeds of Capital Transactions) to satisfy any such withholding obligations. In the event any Member shall fail to contribute to the Company any funds necessary to enable the Company to satisfy any withholding obligation, the Manager shall have the right to offset against any payments due and owing to such Member, or its Affiliates, the amounts necessary to satisfy such withholding obligation, or, in the event the Company shall be required to borrow funds to satisfy any withholding obligation by reason of a Member’s failure to contribute such funds to the Company, the Manager shall have the right to offset against said Member’s present and future Distributions, an amount equal to the amount so borrowed plus the greater of (i) the Company’s actual cost of borrowing such funds, or (ii) the amount borrowed, multiplied by fifteen percent (15%).

5.3 Non-U.S. Taxes

The Company may be subject to withholding and other taxes imposed by, and the Non-U.S. Person might be subject to, taxation and reporting requirements in non-U.S. jurisdictions. It is possible that tax conventions between such countries and the U.S. (or another jurisdiction in which a non-U.S. Member is a resident) might reduce or eliminate certain of such taxes. It is also possible that in some cases, if the Non-U.S. Person is a taxable Member, it might be entitled to claim U.S. tax credits or deductions with respect to such taxes, subject to certain limitations under applicable law. The Company will treat any such tax withheld from or otherwise payable with respect to income allocated to the Company as cash the Company received and will treat the Non-U.S. Person as receiving a payment equal to the portion of such tax that is attributable to it. Similar provisions would apply in the case of taxes the Company is required to withhold.

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Appendix B: Definitions

Defined terms are capitalized in this Agreement and may also appear in the Series Agreement. The singular form of any term defined below shall include the plural form and the plural form shall include the singular. Whenever they appear capitalized in this Agreement, the following terms shall have the meanings set forth below unless the context clearly requires a different interpretation:

Act shall mean the Delaware Limited Liability Company Act, as codified in the Delaware Code, Title 6, Chapter 18, as may be amended from time to time, unless a superseding Act governing limited liability companies is enacted by the state legislature and given retroactive effect or repeals this Act in such a manner that it can no longer be applied to interpret the Agreement or Series Agreement, in which case “Act” shall automatically refer to the new Act, where applicable, to the extent such re-interpretation is not contrary to the express provisions of the Agreement or a Series Agreement.

Additional Capital Contribution shall mean any voluntary contribution to the capital of a Series in cash, property, or services by a Member made subsequent to the Member’s initial Capital Contribution in response to a Series Manager’s requires for voluntary Additional Capital Contributions.

Additional Member shall mean any Person admitted to the Company or a Series as a new or additional member, subsequent to the sale of Units or Interests in a Series in exchange for initial Capital Contributions of the Series Members.

Affiliate or Affiliated shall mean any Person controlling or controlled by or under common control with the Founder (or its members), a Member of the Company or a Series wherein the Manager or Member retains greater than fifty percent (50%) control of the Affiliate if an entity.

Article when capitalized and followed by a number refers the provision of this Company Agreement and its Appendices or to provisions of a Series Agreement.

Capital Account shall mean the capital account maintained for each Member in accordance with the provisions of Article 9.8 and in Appendix A hereto. A separate Capital Account shall be maintained for each Series Member's Interest in a Series.

Capital Contribution shall mean, with respect to any Member, any contribution to the Company or a Series in cash or other property (at such other property's initial Gross Asset Value) by such Member whenever made. “Initial Capital Contribution” shall mean, with respect to any Member, the initial contribution by such Member to the Company or a Series pursuant to this Agreement. “Unreturned Capital Contribution” shall mean, with respect to any Member, the initial contribution by such Member to the Company or a Series pursuant to this Agreement, less any returned capital specified as such, that is not classified by the Manager as a return on investment.

Certificate of Formation shall mean the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

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Code shall mean the Internal Revenue Code of 1986, as amended from time to time, or any superseding federal tax law. A reference herein to a specific Code section refers, not only to such specific section, but also to any corresponding provision of any superseding federal tax statute, as such specific section or such corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

Company shall refer to Mythic Collection, LLC, formed and continued under and pursuant to the Act and this Agreement.

Company Agreement or Agreement shall mean the Series Limited liability company Agreement, as amended, modified, supplemented or restated from time to time.

Company Minimum Gain has the meaning set forth in sections 1.704‑2(b)(2) and 1.704‑2(d) of the Treasury Regulations.

Covered Person, when capitalized, shall have the meaning as set forth in Article 6.6 hereof.

Depreciation shall mean, with respect to a Series, and for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset associated with such Series for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset associated with such Series differs from its adjusted basis for federal income-tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income-tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income-tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Series Manager or Founder.

Disassociated Member shall mean a Member who has been involuntarily disassociated from the Company or a Series by one of the actions described in Article 13.1 or 13.2, or by Voluntary Transfer of its Membership Interest to a Voluntary Transferee as described in Articles 12.3 through 12.8.

Disassociation shall mean an action of the Series Manager of a Series to remove a Series Member’s right to participate in management of the Series (i.e., removal of its voting Interest) for cause (per Article 13.1) or by operation of law (per Article 13.2).

Dispute, when capitalized, shall have the meaning set forth in Article 14 hereof

Distributable Cash shall mean all cash, revenues and funds received by a Series from operation of its Subsidiaries and its Underlying Asset(s), less the sum of the following to the extent paid or set aside by the Series: (i) all principal and interest payments on indebtedness of the Subsidiary of the Series and all other sums paid to lenders with respect to the Series; (ii) all cash expenditures incurred in the normal operation of the Series business; and (iii) such Reserves as the Founder deem reasonably necessary for the proper operation of the Series’ business.

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Distribution or Distributions shall mean the cash paid to Series Members on account of their Series Membership Interests.

Economic Interest shall mean a Person’s right to share in the income, gains, losses, deductions, credit, or similar items of, and to receive Distributions from a Series, but does not include any other rights of a Series Member, including, without limitation, the right to vote or to participate in management, and any right to information concerning the business and affairs of the Series in which it is a Member.

Estimated Market Value shall mean the estimated market value of the Underlying Asset(s) owned by a Subsidiary of a Series, which shall be determined annually by the Manager of such Series and reported to the Members of such Series.

Fees refers to compensation received by a Series Manager for services provided to Series as a Series Manager.

Fiscal Year shall mean (i) the period commencing upon the formation of the Company and ending on December 31, (ii) any subsequent twelve (12) month period commencing on May 15 and ending on December 31, or (iii) any portion of the period described in Clause (ii) of this sentence for which the Company is required to allocate Profits, Losses and other items of a Series’ income, gain, loss or deduction pursuant to Article 9 and Appendix A hereof.

Founder shall initially mean Mythic Markets, Inc. a Delaware corporation, which is the initial and sole Member of the Company not associated with any Series.

Free Cash Flow is the net income (as determined under U.S. generally accepted accounting principles (“GAAP”)) generated by the Series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the Underlying Asset (“Free Cash Flow”); provided that Free Cash Flow does not include proceeds from a sale of an Underlying Asset. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

Gross Asset Value shall mean, with respect to any asset associated with a Series, such asset's adjusted basis for federal income-tax purposes, except as follows:

(a)	The initial Gross Asset Value of any asset contributed by a Member to a Series shall be the gross fair market value of such asset, as agreed to by the manager of such Series;

(b)	The Gross Asset Value of all assets of a Series shall be adjusted to equal their respective gross fair market values, as determined by the Series Manager, as of the following times: (a) the acquisition of an additional Interest in such Series by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution to a Member of such Series of more than a de minimis amount of Series assets as consideration for an Interest in the Series; and (c) the liquidation of the assets of a Series within the meaning of Treasury Regulation §1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to Clause (a) and Clause (b) of this sentence shall be made only if the Series Manager of such Series reasonably determines that such adjustments are necessary or appropriate to reflect the relative Economic Interests of the Members in such Series; and

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(c)	The Gross Asset Value of any Series asset that is distributed to any Series Member shall be the gross fair market value of such asset on the date of Distribution, as determined by the Manager of such Series, which shall be determined by any commercially reasonable method.

(d)	If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (a) or Paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Series Profits and Losses.

Interest or Membership Interest shall mean a Member’s rights in the Company (with respect to the Founder), or a Series (with respect to Series Members), including the Member’s Economic Interest in the Company of a Series, plus any additional right to vote or participate in management of the Company or Series, and any right to information concerning the business and affairs of the Company or Series provided by the Act and/or described in the Company Agreement or a Series Agreement.

Investor shall mean Persons who make Capital Contributions to a Series of the Company in exchange for Membership Interests in such Series.

Involuntary Transfer shall mean any transfer not specifically authorized under Article 12.

Involuntary Transferee shall mean a Series Member’s heirs, estate, or creditors that have taken by foreclosure, receivership, or inheritance and not as a result of a Voluntary Transfer.

Majority of Interests shall mean, with respect to a Series, the vote of Membership Interests of one or more Series Members that in the aggregate exceed fifty percent (50%) of all voting Percentage Interests owned by Members of that Series entitled to vote. Except as otherwise provided in a Series Agreement; non-voting Series Members, if applicable, shall have no voting rights.

Member Class shall mean a separate class of interests in a Series as described in Article 5.2 whose rights and duties are separate and distinct from other Members in a Series.

Member or Company Member, with respect to the Company, shall include Mythic Markets, Inc. a Delaware corporation, as the Founder of the Company. Member or Series Member shall include Persons later admitted as Members of a Series, who shall be admitted in accordance with this Agreement. Upon being admitted as a Member of a Series, unless otherwise specified such Series Agreement, such Series Member shall not be considered admitted as a Member of the Company or any other Series.

Member Nonrecourse Debt has the meaning set forth in section 1.704‑2(b)(4) of the Treasury Regulations.

Member Nonrecourse Debt Minimum Gain means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704‑2(i)(3) of the Treasury Regulations.

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Member Nonrecourse Deductions has the meaning set forth in Treasury Regulation section 1.704-2(i)(2). For any Fiscal Year of the Company, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the net increase during that Fiscal Year in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year, reduced (but not below zero) by the amount of any Distributions during such year to the Member bearing the economic risk of loss for such Member Nonrecourse Debt if such Distributions are both from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, all as determined according to the provisions of Treasury Regulation section 1.704-2(i)(2). In determining Member Nonrecourse Deductions, the ordering rules of Treasury Regulation section 1.704-2(j) shall be followed.

Non-Capital Contributions shall mean the contributions made by Members of the Company or a Series other than cash.

Nonrecourse Deductions has the meaning set forth in Treasury Regulation section 1.704-2(c). The amount of Nonrecourse Deductions for a Company Fiscal Year equals the net increase in the amount of Company Minimum Gain during that Fiscal Year, reduced (but not below zero) by the aggregate amount of any Distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain.

Nonrecourse Liability has the meaning set forth in section 1.704-2(b)(3) of the Treasury Regulations.

Notice of Sale shall have the meaning set forth in Article 12.8, pertaining to a Voluntary Transfer of a Series Member’s Interest.

Percentage Interest or Series Percentage Interest shall mean, for any Member associated with a Series, such Member’s Percentage Interest in such Series, as set forth herein or in a Series Agreement.

Person or Persons shall mean any individual or legal entity, their heirs, executors, administrators, legal representatives, successors, and assigns of such individual or entity where the context so permits.

Profits and Losses shall mean, with respect to a Series, and for each Fiscal Year, an amount equal to the Series’ taxable income or loss associated with such Series for a Fiscal Year, determined in accordance with §703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction associated with such Series that are required to be stated separately pursuant to §703(a)(1) of the Code), with the following adjustments:

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(a)	Any income of a Series that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)	Any expenditures of such Series that are described in §705(a)(2)(B) of the Code (or treated as expenditures described in §705(a)(2)(B) of the Code pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(a)	In the event the Gross Asset Value of any asset associated with such Series is adjusted in accordance with Paragraph (ii) or Paragraph (iii) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(b)	Gain or loss resulting from any disposition of any asset of such Series with respect to which gain or loss is recognized for federal income-tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(c)	In lieu of the Depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation associated with such Series for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above.

Purchasing Member shall mean any current Series Member, Series Manager or Founder that agrees to purchase a selling Series Members Interest with respect to a Series, including the Series Member’s Economic Interest and/or voting rights referenced in Articles 12 and 13.

Remaining Members shall have the meaning set forth in Articles 12 and 13 hereof.

Reserves shall mean, with respect to a Series, funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Series Manager of such Series for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the business of the Company with respect to such Series, or incident to the liquidation of such Series pursuant to Article 15.3.

Section, when capitalized and followed by a number, refers the sections of the Appendices to this Company Agreement.

Selling Member shall mean any Series Member that sells, assigns, hypothecates, pledges, or otherwise transfers all or any portion of its rights of membership in a Series, including its Economic Interest and/or voting rights.

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Series shall mean a designated Series with separate Members, Managers or Interests established in accordance with this Agreement, the Act, and a Series Agreement having separate rights, powers or duties with respect to Underlying Asset(s) or obligations or profits and losses associated with Underlying Asset(s) or obligations and, to the extent provided in this Agreement or a Series Agreement.

Series Agreement shall mean a separate, abbreviated Agreement (including amendments) establishing a Series, and executed by the Founder and Series Managers and adopted (via their Subscription Booklets) by the Series Members. To the extent that a Series Agreement conflicts with the Company Agreement, the Series Agreement shall control.

Series Manager shall mean a Person appointed by the Founder of the Company to manage a Series of the Company, or such Person as may be subsequently elected by the Series Members.

Series Member shall mean a Person who has made a Capital Contribution to the Company in exchange for Membership Interests in a Series of the Company.

Subsidiary or Subsidiaries shall mean the single purpose limited liability companies formed by the Founder to take title to individual Properties.

Substitute Member shall mean any Person or entity admitted to a Series as a Member of the Series, on approval by the Series Manager, with all the rights of a Series Member pursuant to Article 7 of this Agreement.

Transferee when capitalized, shall have the meaning set forth in Article 12 hereof.

Treasury Regulations shall mean the income-tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of superseding regulations).

Underlying Asset(s) or Asset shall mean those assets that an individual Series acquires to advance the purpose of the Company. The Company, via individual Series, intends to acquire such as, but not limited to, collectible cards, comic books, action figures, statutes, games, graphic novels, apparel, toys and other collectible assets. Underlying Assets shall be specified in separate Series Agreements.

Voluntary Transfer shall have the meaning set forth in Article 12.

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Appendix C: List of Series and Underlying Asset(s) of the Series

List of Series

(FOR INTERNAL USE ONLY)

Series Name	Underlying Asset(s) of the Series

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